Exhibit 8.1 Private and confidential ING Groep N.V. Bijlmerplein 888 1102 MG AMSTERDAM 29 March 2017
Reference:	330131148/ELI/JBE/SWO/RVE/dgo/170329.b2d

Subject:	ING Groep N.V. – Registration of $1,500,000,000 3.150% Fixed Rate Senior Notes due 2022, $1,500,000,000 3.950% Fixed Rate Senior Notes due 2027 and $1,000,000,000 Floating Rate Senior Notes due 2022

Dear Sir/Madam,

PricewaterhouseCoopers Belastingadviseurs N.V. (“PwC”) has acted as tax counsel to ING Groep N.V. (the “Issuer”) in connection with the registration under the Securities Act of 1933 (the “Act”) of $1,500,000,000 3.150% Fixed Rate Senior Notes due 2022 (the “2022 Notes”), $1,500,000,000 3.950% Fixed Rate Senior Notes due 2027 (the “2027 Notes” and, together with the 2022 Notes, the “Fixed Rate Notes”) and $1,000,000,000 Floating Rate Senior Notes due 2022 (the “Floating Rate Notes” and, together with the Fixed Rate Notes, the “Securities”).

PwC hereby confirms to you its opinion as set forth under the caption “Dutch Tax Considerations” in the prospectus supplement dated March 29, 2017 (the “Prospectus Supplement”) to the prospectus dated March 21, 2017, included in the Registration Statement on Form F-3 relating to the Securities, is correct in all material respects.

PwC hereby consents to the filing of this letter as an exhibit to the Registration Statement and to the reference to PwC under the heading “Dutch Tax Considerations” in the Prospectus Supplement. In giving such consent, PwC does not admit that it is in the category of persons whose consent is required under Section 7 of the Act.

Yours sincerely,

/s/ PricewaterhouseCoopers Belastingadviseurs N.V.

/s/ E.M.A. van der Linden	/s/ J.C.M. Bertrams

PricewaterhouseCoopers Belastingadviseurs N.V., Thomas R. Malthusstraat 5, 1066 JR Amsterdam,

P.O. Box 90358, 1006 BJ Amsterdam, The Netherlands

T: +31 (0) 88 792 43 46, F: +31 (0) 88 792 96 40, www.pwc.nl

‘PwC’ is the brand under which PricewaterhouseCoopers Accountants N.V. (Chamber of Commerce 34180285), PricewaterhouseCoopers Belastingadviseurs N.V. (Chamber of Commerce 34180284), PricewaterhouseCoopers Advisory N.V. (Chamber of Commerce 34180287), PricewaterhouseCoopers Compliance Services B.V. (Chamber of Commerce 51414406), PricewaterhouseCoopers Pensions, Actuarial & Insurance Services B.V. (Chamber of Commerce 54226368), PricewaterhouseCoopers B.V. (Chamber of Commerce 34180289) and other companies operate and provide services. These services are governed by General Terms and Conditions (‘algemene voorwaarden’), which include provisions regarding our liability. Purchases by these companies are governed by General Terms and Conditions of Purchase (‘algemene inkoopvoorwaarden’). At www.pwc.nl more detailed information on these companies is available, including these General Terms and Conditions and the General Terms and Conditions of Purchase, which have also been filed at the Amsterdam Chamber of Commerce.